SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☑  Definitive Proxy Statement

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☐  Soliciting Material Pursuant to §240.14a-12

PINNACLE AIRLINES CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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To Our Stockholders:

On behalf of our Board of Directors and management, we are pleased to cordially invite you to attend the Pinnacle Airlines Corp. 2007 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at the Hilton Memphis, 939 Ridgelake Blvd., Memphis, Tennessee on Wednesday, May 9, 2007, at 3:00 Central Time. At the meeting, in addition to acting on the matters described in the attached Proxy Statement, there will be an opportunity to discuss other matters of interest to you as a stockholder.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date and mail the enclosed proxy card in the envelope provided, or to vote by telephone or internet according to the enclosed instructions.

Sincerely,

Stephen E. Gorman	Philip H. Trenary
Chairman of the Board	President, Chief Executive Officer and Director

April 9, 2007
Memphis, Tennessee

PINNACLE AIRLINES CORP.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 9, 2007

To the Stockholders of Pinnacle Airlines Corp.:

The 2007 Annual Meeting of the Stockholders of Pinnacle Airlines Corp. (the “Company”) will be held at the Hilton Memphis, 939 Ridgelake Blvd., Memphis, Tennessee on Wednesday, May 9, 2007, at 3:00 Central Time, for the following purposes:

1.	To elect three Class III directors to serve a term expiring at the Annual Meeting of Stockholders to be held in 2010;

2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2007; and

3.	To consider and act upon any other matters that may properly come before the annual meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 22, 2007 as the record date for determination of the stockholders authorized to receive notice of and to vote at the meeting.

By Order of the Board of Directors,

Peter D. Hunt
Vice President, Chief Financial
Officer and Corporate Secretary

Memphis, Tennessee
April 9, 2007

Please authorize your proxy or direct your vote by internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date, sign and mail the enclosed form of proxy and return it promptly by mail in the envelope provided. If you mail the proxy card, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the enclosed proxy statement and vote in person on all matters properly brought before the meeting.

PINNACLE AIRLINES CORP.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2007

General Information

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Pinnacle Airlines Corp. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, May 9, 2007 at the Hilton Memphis, 939 Ridgelake Blvd., Memphis, Tennessee, at 3:00 Central Time or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement and the accompanying proxy, which are accompanied by a copy of our 2006 Annual Report, are first being mailed or otherwise delivered to stockholders on or about April 9, 2007.

The cost of this solicitation, including all expenses incurred in preparing, printing and mailing this Proxy Statement will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by certain directors, officers and employees of the Company in person and by telephone. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The Company also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record. The Company will reimburse such persons for their expenses in connection therewith.

Voting of Proxies

Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. Using the enclosed instructions, you are requested to vote, sign, date and mail your proxy using the postage-paid envelope provided. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted as recommended by the Board of Directors.

Outstanding Shares and Voting Rights

The Board of Directors has set March 22, 2007 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were outstanding 22,156,896 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and one share of Series A Preferred Stock, stated value $100 per share (“Series A Preferred Stock”).

Common Stock.  Subject to certain limitations on voting by non-U.S. citizens discussed below, each share of the Company’s Common Stock is entitled to one vote per share on the matters proposed.

Series A Preferred Stock.  The Company currently has one share of its Series A Preferred Stock authorized, designated and outstanding. This share is owned by Northwest Airlines Corporation (“Northwest”). This share entitles Northwest to elect two members of the Company’s Board of Directors for one-year terms on an annual basis. Further, the Company may not take the following actions without the approval of Northwest:

•	enter into business combinations and change of control transactions with a third party;

•	sell or dispose of any capital stock of Pinnacle Airlines, Inc. or substantially all of the assets of the Company or any affiliates;

•	effect reorganizations and restructuring transactions;

•	acquire airline assets that generate annual revenues of $500 million or more;

•	increase the size of the Company’s Board of Directors;

•	agree to allow a major airline other than Northwest to appoint more than one director to the Company’s board;

•	approve any stockholder rights plan or the redemption of any rights issued thereunder;

•	amend the Company’s certificate of incorporation in a manner that would adversely affect the rights of the Series A Preferred Stockholder; or

•	enter into any definitive agreements relating to the foregoing matters.

On December 15, 2006, the Company and Northwest agreed to the terms of an amended and restated airline services agreement (the “Amended ASA”), that became effective on January 1, 2007. In addition, the Company entered into a Stock Purchase Agreement pursuant to which it will purchase its Series A Preferred Share currently held by Northwest on January 2, 2008 for a purchase price of $20 million. After the Company has repurchased the Series A Preferred Share, Northwest will no longer have the rights described above.

The Company’s certificate of incorporation provides that no shares of its capital stock may be voted by or at the direction of persons who are not U.S. citizens unless such shares are registered on a separate stock record. The Company’s bylaws further provide that no shares will be registered on such separate stock record if the amount so registered would exceed U.S. foreign ownership restrictions. U.S. law currently limits to 25% the voting power in the Company (or any other U.S. airline) of persons who are not citizens of the U.S.

Revocation of Proxies

A proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by written notice to the Office of the Secretary of the Company, by delivery of a later-dated proxy, either by mail or by telephone, prior to the voting of the proxy, or by voting in person at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Quorum; Vote Required

A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the 2007 Annual Meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the meeting, either present in person or represented by proxy. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as would broker non-votes. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. The nature of Proposal 1, regarding the election of the Class III directors, allows brokers discretionary voting in the absence of timely instructions from beneficial owners, so there should not be any broker non-votes in connection with that Proposal. Abstentions and broker non-votes will have no effect on Proposal 2.

Stockholder Communications with Directors

Stockholder or interested party communications with the Board of Directors should be addressed to “Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132.” Electronic communications should be sent to investorrelations@pncl.com. All communications so received will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the Chairman of the Nominating and Governance Committee.

Directors are encouraged to attend the Annual Meeting of Stockholders. All eight of the Company’s directors attended the 2006 Annual Meeting of Stockholders.

Proposal 1:

ELECTION OF DIRECTORS

It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to the Company’s bylaws, directors will be elected by a plurality of the votes duly cast at the stockholders meeting. If elected, the nominees will serve as Class III directors and will hold office until the Annual Meeting of Stockholders to be held in 2010 and until successors have been duly elected and qualified. The Company does not expect the nominees to be unavailable to serve for any reason, but if that should occur before the Annual Meeting, the Company anticipates that proxies will be voted for another nominee to be selected by the Board of Directors.

General

The Company’s Board of Directors currently consists of eight persons: three Class I directors with terms expiring at the 2008 Annual Meeting of Stockholders, two Class II directors with terms expiring at the 2009 Annual Meeting of Stockholders and three Class III directors with terms expiring at this 2007 Annual Meeting of Stockholders. Northwest, the current holder of one share of Series A Preferred Stock, has the right to appoint two directors to the Board; however, those two positions remain vacant at this time. As previously discussed, the Company entered into a Stock Purchase Agreement pursuant to which it will purchase its Series A Preferred Share currently held by Northwest on January 2, 2008 for a purchase price of $20 million. As a result, Northwest will no longer have the right to appoint directors to the Company’s Board after the Series A Preferred Share has been repurchased. There is no family relationship between the nominees for directors and any other director or executive officer.

At the Annual Meeting, stockholders will vote on the nominees for Class III directors listed below. The nominees are currently the Company’s only Class III directors.

Information Concerning Common Stock Class III Director Nominees

Class III Directors

Stephen E. Gorman, age 51, has been Chairman of our Board of Directors since January 2003. Mr. Gorman has been President and Chief Executive Officer of Greyhound Lines, Inc. since June 2003. He was President, North America and Executive Vice President Operations Support at Krispy Kreme Doughnuts from August 2001 to June 2003. From 1996 to August 2001, Mr. Gorman served in a number of senior management positions for Northwest. He was Executive Vice President, Technical Operations and Flight Operations of Northwest from February 2001 to August 2001, Senior Vice President, Technical Operations from January 1999 to February 2001, and Vice President, Engine Maintenance Operations from 1996 to January 1999. Prior to joining Northwest, Mr. Gorman was Vice President, Operations for Aviall, Inc.

Thomas S. Schreier, Jr., age 44, has been a member of our Board of Directors since January 2003. Mr. Schreier has been Chief Executive Officer of FAF Advisors since November 2000 and President of First American Funds since February 2001. From 1998 to November 2000, Mr. Schreier served as Senior Managing Director and Head of

Equity Research for U.S. Bancorp Piper Jaffray, Inc. Prior to joining U.S. Bancorp Piper Jaffray, Inc., Mr. Schreier was a Senior Airline Equity Analyst and Director in the Equity Research department at Credit Suisse First Boston. He also served as Vice President of Finance for Northwest from May 1995 to August 1996.

Nicholas R. Tomassetti, age 71, has been a member of our Board of Directors since January 2003. Mr. Tomassetti has been President and Chief Executive Officer of NRT Associates since January 2002. From March 2000 through January 2002, he served as President and Chief Executive Officer of Airbus North America Holdings, Inc. and from 1994 to March 2000, he served as President and Chief Operating Officer of that company. Prior to joining Airbus, Mr. Tomassetti served in a number of executive positions for Douglas Aircraft Corporation and Pratt & Whitney. Mr. Tomassetti is also a Director of EarthFirst Technologies, Inc. and Pantheon Chemical, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE, WHICH IS DESIGNATED AS PROPOSAL 1 ON THE ENCLOSED PROXY.

Other Common Stock Directors

Class I Directors

Ian Massey, age 56, was appointed to our Board of Directors in January 2006. Mr. Massey has been Executive Vice President at Republic Financial Corporation, a Denver-based investment company, since 2001. Mr. Massey oversees the activities of Republic’s Corporate Marketing & Communications, Private Equity and Aviation & Portfolio Groups, as well as the operations of Comergy, a Republic portfolio company. Mr. Massey graduated from Loughborough University in England in 1973 with a degree in Aeronautical Engineering. From 1980 to 1991, he held several positions at British Aerospace, including divisional finance director in the regional aircraft division. From 1991 to 2001, he served as Chief Financial Officer at Airbus Industrie in Toulouse, France. Mr. Massey is also a member of the Board of Directors of Vought Aircraft Industries, Inc.

James E. McGehee, Jr., age 77, has been a member of our Board of Directors since March 2004 and has been Chairman and owner of McGehee Realty and Development Company, located in Memphis, Tennessee, since 1967. Mr. McGehee was Chairman of the Board and Chief Executive Officer for McGehee Mortgage Company from 1951 through 1985. Mr. McGehee served as Chairman for the Memphis-Shelby County Airport Authority Board of Commissioners from 1981 through 1996. Additional organizations he has served are National Commerce Financial Corporation’s Board of Directors, Rhodes College Board of Trustees, Baptist Memorial Hospital Advisory Board and the Campbell Clinic Foundation Board of Trustees.

Philip H. Trenary, age 52, has been a member of our Board of Directors since March 2004 and has been President and Chief Executive Officer of the Company since April 1997. Mr. Trenary was the founder of Lone Star Airlines and served as Chief Executive Officer of that company from 1984 to 1996.

Class II Directors

Donald J. Breeding, age 72, has been a member of our Board of Directors since January 2003. Mr. Breeding has been President and Chief Executive Officer of Airline Management, LLC since 1997. From 1992 to 1997, he served as President, Chief Executive Officer and Director of Continental Micronesia, a majority owned subsidiary of Continental Airlines, and from 1988 to 1992 he served as Senior Vice President, Operations for Continental Airlines. Prior to joining Continental Airlines, he served in a number of executive positions for Eastern Airlines and Texas International Airlines. Mr. Breeding is also a Director of Reliant Energy.

R. Philip Shannon, age 59, has been a member of our Board of Directors since July 2003. He was an Assurance Partner with KPMG LLP from 1984 to 2001. Previously, he held other positions with the firm from 1972 to 1984. While with the firm, he served as a member of the National Industrial Products Committee and the Southeast Area Manufacturing Committee, and was Partner in Charge for the Southeast Area Industrial Products Group.

No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence established by the National Association of Securities Dealers (“NASD”) and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. As a result of this annual review, the Board has determined that all of the directors, with the exception of Mr. Trenary, are independent. Even though he is not independent, Mr. Trenary has contributed to the Board and the Company through his experience, expertise and judgment. Mr. Trenary is not independent because of his position as President and Chief Executive Officer of the Company.

Proposal 2:

RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors desires to continue to engage the services of Ernst & Young LLP (“E&Y”) for the year ending December 31, 2007. Accordingly, the Audit Committee has reappointed E&Y to audit the financial statements of the Company for 2007 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment. All services provided by E&Y during the fiscal year 2006 were pre-approved by the Audit Committee. The aggregate fees billed by E&Y for various services provided during 2006 and 2005 were:

Type of Fees	2006	2005

Audit Fees	$840,363	$931,778
Audit-Related Fees	—	11,210
Tax Fees	—	49,720
All Other Fees	1,500	1,500

Total	$841,863	$994,208

In the above table, in accordance with SEC definitions and rules, “audit fees” are fees billed to the Company for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; “tax fees” are fees billed for tax compliance, tax advice and tax planning; and “all other fees” are fees billed for any services not included in the first three categories. Audit fees in 2006 and 2005 included billings of E&Y related to its annual audit of the Company’s financial statements and review of the Company’s quarterly financial statements. The 2006 and 2005 audit fees of E&Y also included billings associated with its audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). “All other fees” in 2006 and 2005 represented a charge for access to a database.

Representatives of E&Y will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement should they so desire.

Vote Required For Ratification

The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint E&Y as the Company’s independent registered public accounting firm for 2007. The Board of Directors believes, however, that submitting the appointment of E&Y to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will reconsider E&Y’s appointment and review its future selection of the independent registered public accounting firm.

The ratification of the appointment of E&Y as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, the only matters to be acted on at the meeting are those described in this proxy statement, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that are determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Committees Established by the Board

The Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal committees, their current members and the principal responsibilities of each are described below.

During 2006, the Board of Directors met 23 times and its standing committees met a total of 32 times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of each committee of which he was a member, which were held during the period which that person was a director or committee member.

The Audit Committee

The Board of Directors has adopted a written charter for the Audit Committee, which is available under the Corporate Governance section of our website, www.pncl.com. The members of the Audit Committee are Messrs. Shannon, Chairman of the Committee, Massey and Schreier. Each of the committee members is independent as defined under and required by the federal securities laws and NASD listing standards. Additionally, the Board of Directors has determined that Mr. Shannon qualifies as an audit committee financial expert under the federal securities laws. The Audit Committee met ten times during fiscal 2006. The Audit Committee’s principal duties are:

•	to retain, compensate, oversee and terminate any registered public accounting firm in connection with the preparation or issuance of an audit report (and to seek stockholder ratification of the firm so retained);

•	to approve all audit services and any permissible non-audit services provided by the independent auditors;

•	to receive the direct reports from any registered public accounting firm engaged to prepare or issue an audit report;

•	to review and discuss annual audited and quarterly unaudited financial statements with management and the independent auditors;

•	to review with management and the independent auditors the report of management on the effectiveness of the Company’s internal control over financial reporting as required by Sarbanes-Oxley;

•	to review with the independent auditor any audit problems and management’s response;

•	to discuss earnings releases, financial information and earnings guidance provided to analysts and rating agencies;

•	to meet periodically and separately with management, internal auditors and the independent auditors;

•	to establish procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters;

•	to obtain and review, at least annually, an independent auditors’ report describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or any inquiry by governmental authorities; and

•	to report regularly to our full Board of Directors with respect to any issues raised by the foregoing.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited financial statements with management, which has primary responsibility for the preparation of those financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, Sarbanes-Oxley and other matters required by the Audit Committee’s charter. The Audit Committee has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed the independence of the independent accountants. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission (“SEC”).

Audit Committee
R. Philip Shannon, Chairman
Ian Massey
Thomas S. Schreier, Jr.

The Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”), which met eight times during the Company’s latest fiscal year, operates under a written charter, which is available under the Corporate Governance section of our website, www.pncl.com. The Compensation Committee is composed of Messrs. Tomassetti, Chairman of the Compensation Committee, Breeding and McGehee, all of whom are independent as defined under NASD listing standards.

The principal duties of the Compensation Committee are as follows:

•	to review key employee compensation policies, plans and programs;

•	to review, approve and recommend to the Board the compensation of the Company’s CEO and the other executive officers of the Company and its subsidiaries, which is then approved by the Board;

•	to review, approve and recommend to the Board any employment contracts or similar arrangement between the Company and any executive officer of the Company;

•	to review and recommend to the Board with respect to succession planning for officers and senior employees;

•	to review and consult with the Company’s CEO concerning selection of officers, management succession planning, performance of individual executives and related matters; and

•	to administer our stock plans, incentive compensation plan programs and any such plans that the Board may from time to time adopt and to exercise all the powers, duties and responsibilities of the Board of Directors with respect to such plans.

All particular compensation levels, goals, objectives, plans, policies and programs recommended by the Compensation Committee are subject to approval by the Board before implementation by the Company.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management, among other things, the section of this proxy statement captioned “Compensation Discussion and Analysis.” Based on that review and discussion, the Compensation Committee has recommended to our Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee
Nicholas R. Tomassetti, Chairman
Donald J. Breeding
James E. McGehee, Jr.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors administers the Company’s executive compensation programs. The Compensation Committee is currently composed of three independent directors, Messrs. Breeding, McGehee and Tomassetti.

During 2006, no member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K.

During 2006, none of the executive officers of the Company was a member of the Board of Directors, or any committee thereof, of any other entity that employed any member of the Company’s Compensation Committee or Board of Directors.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”), which met four times during the Company’s latest fiscal year, recommends nominees for election to the Board by the stockholders at the Annual Meeting, makes recommendations to the Board of Directors regarding corporate governance matters and practices, including on-going director education, and oversees periodic self-assessments of the Board, its individual members and each of its committees. The Nominating Committee operates in accordance with its charter, which is available under the Corporate Governance section of our website, www.pncl.com. The Nominating Committee is composed of Messrs. Breeding, Chairman of the Committee, Massey and Tomassetti, all of whom are independent as defined under NASD listing standards.

The Nominating Committee identifies candidates for nominees based upon both its criteria for evaluation and the candidate’s previous service on the Board. Additionally, the Nominating Committee may use the services of a search company in identifying nominees. Although the Nominating Committee has not determined specific minimum qualifications for its nominees, it evaluates candidates that it has identified based upon:

•	character, personal and professional ethics, integrity and values;

•	executive level business experience and acumen;

•	relevant business experience or knowledge (although preference may be shown for experience in or knowledge of the aviation and travel/leisure industries, it is not a prerequisite);

•	skills and expertise necessary to make significant contributions to the Company, its Board and its stockholders;

•	business judgment;

•	availability and willingness to serve on the Board;

•	independence requirements under NASD listing standards;

•	potential conflicts of interest with the Company or its stockholders taken as a whole; and

•	accomplishment within the candidate’s own field.

The Nominating Committee has adopted a policy with regard to considering a stockholder’s nominee. To submit a nominee for consideration, a stockholder must provide to the Nominating Committee:

•	proof of the stockholder’s eligibility to submit proposals in accordance with Rule 14a-8(b) of the Exchange Act of 1934, as amended;

•	a complete description of the candidate’s qualifications, experience and background; and

•	the candidate’s signed consent to serve on the Board.

In general, the Nominating Committee will evaluate a candidate identified by a stockholder using the same standards as it uses for candidates it identifies. Before recommending a stockholder’s candidate, the Nominating Committee may also:

•	consider whether the stockholder candidate will significantly add to the range of talents, skills and expertise of the Board;

•	conduct appropriate verifications of the background of the candidate; or

•	interview the candidate or ask the candidate for additional information.

The Nominating Committee has full discretion not to include a stockholder’s candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a stockholder’s candidate to the Board, it will not make public the reason or reasons for its decision.

The Finance Committee

The Finance Committee of the Board of Directors, which met six times during the Company’s latest fiscal year, is composed of Messrs. Schreier, Chairman of the Committee, Gorman and McGehee. The principal duties of the Finance Committee are as follows:

•	to review all capital expenditures on behalf of the Company in excess of $250,000. The Finance Committee will have the authority to approve all transactions involving capital expenditures on behalf of the Company that are in excess of $250,000 but less than $1 million. The Finance Committee will make recommendations to the Board of Directors regarding any transaction involving capital expenditures of $1 million or greater;

•	to review and make recommendations to the Board of Directors regarding the following:

(1) the Company’s annual operating and capital budget;

(2)	all forms of major financing, including the issuance of securities, corporate borrowings and investments and lease financing; and

(3) the Company’s dividend policy and any stock repurchase program; and

•	to review and consult with management regarding the following:

(1)	the Company’s financial planning activities, capital structure, financial condition and liquidity requirements;

(2) the Company’s financial risk management policies; and

(3)	the Company’s investment policies other than investment policies and funding requirements with respect to our employee benefit plans.

The Operational Performance and Safety Committee

The Operational Performance and Safety Committee of the Board of Directors met four times during the year and is comprised of Messrs. Gorman, Chairman of the Committee, and Breeding. The Board of Directors has

authorized the Operational Performance and Safety Committee to review all information that the Company has available regarding, and to speak with all Company personnel, agents and vendors involved in, its operational performance and its safety and security efforts. Based upon that input, the Committee is authorized to make recommendations to management in those areas and to report its findings and recommendations to the Board of Directors.

EXECUTIVE OFFICERS

The following is a brief discussion of the business experience of the Company’s executive officers who do not also serve on the Board of Directors:

Douglas W. Shockey, age 48, has been Vice President and Chief Operating Officer since September 2002. Mr. Shockey was Vice President, Maintenance and Engineering from December 1995 to August 2002. Prior to joining the Company, Mr. Shockey was Vice President, Maintenance and Engineering for Flagship Airlines from 1988 to 1995. Previously, Mr. Shockey was Vice President for Air Midwest from 1984 to 1988.

Peter D. Hunt, age 37, has been Vice President and Chief Financial Officer since December 2004. Prior to joining the Company, Mr. Hunt was Managing Director, Corporate Finance at Continental Airlines, Inc. from 2000 to 2004. Mr. Hunt also served in several finance positions of increasing responsibility at Continental Airlines, Inc. from 1996 to 2000, including Director, Financial Analysis. Prior to joining Continental, Mr. Hunt was employed with BDO Seidman, LLP.

Barry G. Baker, age 47, has been Vice President, Maintenance and Engineering since September 2002. Mr. Baker joined the Company in January 1996 and served as the Director of Maintenance from April 1999 through August 2002. Prior to joining the Company, Mr. Baker was the Manager of Maintenance Operations for Flagship Airlines from 1988 to 1996. Previously, Mr. Baker held various positions at A V Air, Inc. from 1985 to 1988.

Jeffrey M. Dato, age 41, has been Vice President, Risk Management and Information Technology since November 2006. Prior to joining the Company, Mr. Dato was Senior Manager, Risk Advisory Services at KPMG LLP from 2001 to 2006. Previously, Mr. Dato held risk management positions with various companies from 1988 to 2001.

L. Russell Elander, age 43, has been Vice President, Ground Operations since August 2006. Mr. Elander joined the Company in 2004 and previously served as Director, Field Services. Prior to joining the Company, Mr. Elander held various senior management positions with Midway Airlines Corporation from 1998 to 2002, most recently serving as Vice President, Customer Service/Operations. Previously, Mr. Elander held positions ranging from Customer Service Supervisor to Managing Director positions at American Eagle Airlines from 1987 to 1996.

Edgar C. Fell, age 63, has been Vice President, Safety and Regulatory Compliance since June 1998. Prior to joining the Company, Mr. Fell held various management positions with the Federal Aviation Administration from 1980 to 1998, most recently serving as Director, Flight Program Oversight from 1997 to 1998.

Lorraine Grubbs-West, age 53, has been Vice President, People Services since August 2006. Prior to joining the Company, Ms. Grubbs-West was president of Lessons in Loyalty, a company specializing in helping companies create positive corporate cultures. Previously, Ms. Grubbs-West was employed by Southwest Airlines, where she spent 15 years in various positions in the People department.

Clive A. Seal, age 62, has been Vice President, Flight Operations since April 2005. Previously, Mr. Seal held several positions at Federal Express, where he spent 32 years. He began his career as a line pilot, progressing to Chief Pilot, Director of Operations and spent ten years as Vice President, Flight Operations.

Nikki M. Tinker, age 36, has been Vice President, Labor Relations since April 2004. Prior to joining the Company, Ms. Tinker served as an attorney for Ford & Harrison LLP working in all aspects of labor and employment law. Ms. Tinker is a member of the Bar in Alabama, Tennessee and the District of Columbia and is admitted to practice before the United States Supreme Court.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of the Board administers all plans and programs connected with compensation of the named executive officers (“NEOs”). Information concerning the Compensation Committee, its current members, and its charter is provided under the caption “The Compensation Committee” beginning on page 7 of this proxy statement.

There are three basic components to the Company’s executive compensation programs: base salary, annual incentive compensation and long-term incentive compensation (including equity participation).

General Philosophy

The objectives of the Company’s executive compensation programs are:

•	to attract and retain the best and most qualified executives,

•	to motivate executives to achieve the Company’s goals,

•	to link executive and stockholder interests through the use of equity-based compensation and

•	to compensate executives competitively and in a manner that recognizes both corporate achievement and individual contributions.

The Company reviews the executive compensation of other companies in the regional airline industry and strives to set compensation for its executives in the median of the range. This philosophy applies to all executives of the Company, as well as other key employees.

Each year, the Compensation Committee reviews the Company’s executive compensation policies and programs and the overall compensation paid to the Company’s executive officers. The Compensation Committee approves all base salary changes and determines the number and amount of long-term incentive awards for the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”). The Compensation Committee regularly reviews competitive market compensation data to establish total target compensation levels for the Company’s executives. In evaluating executive compensation, including the determination of competitive market data, the Compensation Committee periodically obtains the advice of independent consultants. The Compensation Committee and its consultants also review compensation for executives in non-airline companies with characteristics deemed to be comparable to those of the Company. The Compensation Committee and its consultants also consider the comparable executive compensation of other publicly-traded regional airlines.

To assist the Company in establishing “target overall compensation” — i.e., the aggregate level of compensation that it will pay if performance goals are fully met — in 2004, the Compensation Committee, with the assistance of its independent consultants, completed a comprehensive evaluation of the Company’s compensation plan for its executive officers. The evaluation, which included a review of competitive market data, resulted in various changes to the Company’s current compensation plan including the amount and mix of the base salary, incentive cash compensation and incentive stock compensation for each executive officer.

All executive compensation amounts, goals, objectives, plans, policies and programs recommended by the Compensation Committee are subject to approval by the Company’s Board of Directors before implementation by the Company, and any such approval must have been by a majority of the independent directors of the Company.

Compliance with the $1 Million Limit on Deductible Compensation.  In 1993, Section 162(m) of the Internal Revenue Code was enacted which denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and the four other most highly compensated executive officers. Certain “performance based” compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain stockholder approval and independent director requirements are met.

To the extent consistent with the Company’s compensation policies and the Compensation Committee’s assessment of the interests of stockholders, the Company intends to design its executive compensation programs to preserve its ability to deduct compensation paid to executives under these programs. However, the Compensation Committee will balance the costs and burdens involved in compliance with the limitations for deductibility contained in Section 162(m) against the value of the tax benefits to be obtained by the Company thereby, and will in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such tax benefits.

Allocation among Components

There are three basic components to the Company’s executive compensation programs: base salary, annual incentive compensation and long-term incentive compensation (including equity participation).

Base Salaries

In general, salaries are targeted at the median market levels for regional airline executives. Certain salaries are adjusted up or down from target for individual performance, experience, skills, tenure and the need for retention. The Compensation Committee believes it is crucial for the Company to provide executive salaries within a competitive market range in order to attract and retain highly talented executives. The specific competitive markets considered depend on the nature and level of the positions in question, the labor markets from which qualified individuals are recruited, and the companies and industries competing for the services of the Company’s executives.

Base salary levels are also dependent on the performance of each individual executive over time. Thus, executives who sustain higher levels of performance over time will have correspondingly higher salaries. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. All base salary increases are based on a philosophy of relative salary equity, market demand and pay-for-performance.

During 2006, the Company engaged Longnecker & Associates (“Longnecker”) to perform an independent review of its executive compensation. Longnecker compared the base salaries of the Company’s executives to other comparable executives in the airline industry, the regional airline industry, and other companies with comparable levels of revenue. The results of this review concluded that all of the Company’s executives were paid at rates below the midpoint of the market. Accordingly, the CEO, COO and CFO received pay increases to align executive pay with the median pay in the regional airline industry.

CEO base salary.  Mr. Trenary’s base salary is determined annually by the Compensation Committee. During 2006, Mr. Trenary received a base salary of $341,700. Effective January 1, 2007, Mr. Trenary’s base salary was increased to $356,000, retroactive to August 1, 2006. This increase was based on the information gathered during the review by Longnecker. After this increase, Mr. Trenary’s base salary is at the midpoint of the range for the market. In establishing Mr. Trenary’s compensation, the Compensation Committee also considered his expected future contributions to the Company’s performance.

NEOs’ base salaries.  Base salaries for other NEOs are determined by the Compensation Committee each year taking the CEO’s recommendations into account. Recommendations are generally based on corporate performance (as measured by financial, quality and strategic objectives), individual overall performance during the prior year, and competitiveness in the market. As previously mentioned, the Company strives to pay its executives at levels consistent with the midpoint of the range for our industry. Effective January 1, 2007, Mr. Shockey’s base salary was increased from $185,000 to $220,000 and Mr. Hunt’s base salary was increased from $170,000 to $209,000, both retroactive to August 1, 2006. These increases were made after the Longnecker review and bring the salaries to the midpoint of the range for the market. Salaries for the Company’s other executives were also adjusted to a level consistent with the midpoint of the range for the market.

Annual Incentive Compensation

The Company’s Annual Management Bonus Plan provides for the payment of cash incentive awards to participants based on the achievement of certain corporate, operational unit and personal performance goals for the year. The corporate component of the incentive plan requires that the Company achieve a pre-determined level of income before income taxes, which is established by the Compensation Committee based on the Company’s operating budget for the year, as approved by the Board of Directors. The operational unit component is based on certain operational objectives for the respective unit, which are established at the beginning of each year. The personal performance component is based on the participant’s performance relative to his or her individual performance objectives for the year, which are weighted to reflect their relative priority. Each year, the Compensation Committee establishes and the Board approves the performance objectives for the CEO, CFO and COO.

The maximum annual incentive amounts for each of the NEOs are as follows:

	Annual	Annual
	Incentive	Incentive
	Compensation	Compensation
	Target as a	Maximum as a
	Percentage of	Percentage of
Name	Base Salary	Base Salary

Philip H. Trenary	60%	120%
Douglas W. Shockey	50%	100%
Peter D. Hunt	50%	100%
Clive A. Seal	25%	31.25%
Barry G. Baker	25%	31.25%

Each year, the Compensation Committee compares each executive’s performance for the year to the performance goals established at the beginning of the year. The Compensation Committee carefully considers each executive’s performance for the year and after due deliberation, thoughtfully chooses the appropriate amount of incentive compensation to recommend to the Board of Directors. Although this form of incentive compensation is generally awarded after the successful completion of pre-determined performance targets, the amount of compensation to recommend for grant, if any, is solely in the discretion of the Compensation Committee.

The cash incentive payment for 2006, which was paid in January 2007 to each of the NEOs, is shown in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentive Compensation

Under the Company’s stock incentive plans, the Compensation Committee may grant stock options and other stock-based awards to officers and key employees of the Company. This equity participation is designed to align the interests of the employees receiving stock awards with the Company’s stockholders over the long term and is used as a retention tool. The Company’s long-term equity-based compensation program consists primarily of stock option and restricted stock grants that vest over a multi-year period. In addition, awards of deferred stock and restricted units may be made on a selective basis to individual executives to enhance the incentive for them to remain with the Company. The Company periodically grants new awards to provide continuing incentives for future performance. Like base salary and the annual incentive payments, award levels are set with regard to competitive considerations, and each individual’s actual award is based upon the individual’s performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company’s strategic efforts. The Compensation Committee generally considers grants in January of each year, although grants can be made by the Board at any time.

Long-term incentives are granted in increments of 50% restricted stock and 50% stock options and are based on the following base salary multiples:

	Target Percentage	Maximum Percentage
Name	of Base Salary	of Base Salary

Philip H. Trenary	200%	250%
Douglas W. Shockey	150%	187.5%
Peter D. Hunt	150%	187.5%
Clive A. Seal	75%	93.75%
Barry G. Baker	75%	93.75%

The Company values its stock options at fair value in accordance with Statements of Financial Accounting Standard No. 123 (Revised), Share-Based Payment (“SFAS 123R”). The Company utilizes the Black-Scholes-Merton multiple-option pricing valuation model to measure the fair value of stock option grants under SFAS 123R. The Company values its grants of restricted stock at fair value using the closing stock price on the date of grant.

In January 2006, the Company granted 135,235 shares of restricted stock to its executive officers and members of its Board of Directors and 292,039 stock options to its executive officers, members of its Board of Directors and certain other employees, respecting the performance of the directors, employees and the Company in 2005. Both the restricted stock and option grants vest ratably over a three-year period and the options expire ten years from the grant date.

In January 2007, the Company granted 76,311 shares of restricted stock to its executive officers and members of its Board of Directors and 203,039 stock options to its executive officers, members of its Board of Directors and certain other employees, respecting the performance of the directors, employees and the Company in 2006. Both the restricted stock and option grants vest ratably over a three-year period and the options expire ten years from the grant date.

Severance Benefits

The Company entered into employment agreements with Messrs. Trenary, Hunt and Shockey in August 2005. Under each agreement, in the event of a termination of the executive’s employment by the Company other than for “cause” (as defined in the Compensation Agreements) or by the executive for “good reason” (as defined in the Compensation Agreements), subject to the executive’s execution of a general release, the executive will receive:

•	a severance payment equal to the sum of one-and-one-half (1.5) times (2.0 times for Mr. Trenary) the executive’s annual base salary (except in the event of certain terminations upon a “change in control” of the Company [as defined in the Compensation Agreements], in which event it is 2.0 times for all three executives),

•	the target incentive bonus the executive would have received with respect to the year of termination and

•	coverage under the Company’s medical and dental plans until the earlier of the second anniversary of the executive’s termination of employment or the date the executive is employed by a new employer.

Each of these executives also is subject to one-year covenants not to compete with the Company, subject to certain conditions, or to solicit its employees upon termination of his employment with the Company, as well as covenants not to reveal the Company’s confidential information or disparage the Company during the term of employment or thereafter. Notwithstanding the provisions of the agreements, each executive agrees that any payments or benefits not permitted by the Air Transportation Safety and System Stabilization Act will be deferred until allowed under the Act and to the extent the Act does not permit deferral of any payments or benefits, the payments and benefits will not exceed the maximum amount allowed under the Act.

If each of Messrs. Trenary, Hunt and Shockey had become eligible to receive post-termination compensation under his respective Compensation Agreement on December 31, 2006, the executive officer would have received the following amounts in equal biweekly installments over two years:

	Severance Payment if Terminated by	Severance Payment if
	the Company Other Than for	Terminated Upon a
Name	“Cause” or by the NEO for ‘‘Good Reason”	“Change in Control” of the Company

Philip H. Trenary	$910,125	$910,125
Douglas W. Shockey	$389,546	$482,106
Peter D. Hunt	$347,562	$432,561

The above table includes two years of benefits under the Company’s medical and dental plans, calculated using the COBRA rates in effect for 2007. These benefits totaled $21,699 for Mr. Trenary, $19,305 for Mr. Shockey and $7,565 for Mr. Hunt.

The Company does not have employment contracts with any of its other executives. Any severance benefits would be granted on a case-by-case basis.

401(k) Plan

The Pinnacle Airlines, Inc. Savings Plan (“the Savings Plan”), is a defined contribution plan covering substantially all employees of the Company. Each year, participants may contribute a portion of their pretax annual compensation, as defined in the Savings Plan, subject to Internal Revenue Code limitations. Participants may also contribute amounts representing distributions from other qualified plans. Participants who have attained age 50 before the end of the plan year are eligible to make catch-up contributions.

The Company’s match for participants who are not represented for purposes of collective bargaining, including executive officers, is based on the following table:

Employee Contribution	Company Match

First 3%	Dollar for dollar, or 100%
Next 3%	Matched at 67%

The Company’s matching 401(k) contribution for each of the NEOs is included in the “All Other Compensation” column of the Summary Compensation Table.

Perquisites and Other Benefits

The Company grants certain perquisites to its executives that are not available to other employees. During 2006, the amount of perquisites did not exceed $10,000 in the aggregate for any of the NEOs.

Flight Benefits

Each executive officer of the Company receives flight benefits on Pinnacle Airlines, Inc., Northwest and Mesaba Aviation, Inc. flights. These benefits permit positive space travel by the executive and the executive’s family. Such flight benefits for personal travel represent taxable income for each executive at a value determined by the Company in accordance with industry standards. Our Airline Services Agreement with Northwest provides for this benefit at no incremental cost to the Company.

Use of Corporate Aircraft

The Company maintains a corporate aircraft that is used for various functions in the day-to-day operations of the airline. On rare occasions, the corporate aircraft is used for personal travel by executives of the Company, which represents taxable income for the executive at a value determined by the Company in accordance with industry standards. During 2006, Mr. Trenary and his family used the corporate aircraft once for personal travel.

Other Perquisites

Other perquisites granted to the Company’s executive officers include an annual wellness visit to the Mayo Clinic, an annual membership to Northwest’s WorldClubs program, and complimentary parking at the Memphis International Airport.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation during the period indicated for each of the NEOs.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock	Option	Incentive	Deferred	All Other
		Salary	Bonus	Awards	Awards	Plan	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	Compensation	Earnings	($)(3)	($)

Philip H. Trenary	2006	341,702	398,563	112,340	112,340	—	—	11,000	975,945
President and Chief Executive Officer
Douglas W. Shockey	2006	185,120	183,182	45,646	45,646	—	—	10,507	470,101
Vice President and Chief Operating Officer
Peter D. Hunt	2006	169,998	182,949	41,917	41,918	—	—	11,000	447,782
Vice President and Chief Financial Officer
Clive A. Seal	2006	160,485	44,053	21,271	20,890	—	—	9,204	255,903
Vice President, Flight Operations
Barry G. Baker	2006	135,662	38,121	10,636	11,025	—	—	7,125	202,569
Vice President, Maintenance and Engineering

(1)	The amounts shown represent payments under the Pinnacle Airlines, Inc. Annual Management Bonus Plan and the annual cash retention payment.

(2)	Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the compensation costs recognized by the Company in 2006 as determined in accordance with FAS 123R. The assumptions used in determining these amounts are discussed in Note 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	The amounts shown represent the Company’s contributions to the Savings Plan. During 2006, the amount of perquisites did not exceed $10,000 in the aggregate for each of the NEOs.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information concerning the grants of plan-based awards to the NEOs during the year ended December 31, 2006.

								All	All
								Other	Other
								Stock	Option
								Awards:	Awards:	Exercise or	Grant Date
								Number of	Number of	Base	Fair Value of
		Estimated Future Payouts			Estimated Future Payouts Under			Shares	Securities	Price of	Stock and
		Under Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards(1)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maxmum	of Units	Options	Awards(2)	Awards (3)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Philip H. Trenary	1/04/2007	—	—	—	341,702	683,405	854,256
	1/05/2006	—	—	—				52,813			341,700
	1/05/2006	—	—	—					96,799	$6.47	341,700
Douglas W. Shockey	1/04/2007	—	—	—	138,840	277,680	347,100
	1/05/2006	—	—	—				21,459			138,840
	1/05/2006	—	—	—					39,331	$6.47	138,838
Peter D. Hunt	1/04/2007	—	—	—	127,499	254,998	318,747
	1/05/2006	—	—	—				19,706			127,498
	1/05/2006	—	—	—					36,119	$6.47	127,500
Clive A. Seal	1/04/2007	—	—	—	60,182	120,364	150,455
	1/05/2006	—	—	—				10,000			64,700
	1/05/2006	—	—	—					18,000	$6.47	63,540
Barry G. Baker	1/04/2007	—	—	—	50,873	101,747	127,184
	1/05/2006	—	—	—				5,000			32,350
	1/05/2006	—	—	—					9,500	$6.47	33,535

(1)	These columns show the range of payouts targeted for 2006 under the Company’s stock incentive plan as described in the section “Long-Term Incentive Compensation” in the Compensation Discussion and Analysis. The equity grant for 2006 performance was made in January 2007 at the following levels: Mr. Trenary, Mr. Shockey and Mr. Hunt, 125% of target (or maximum); Mr. Seal, 100% of target; and Mr. Baker, 110% of target.

(2)	The exercise price of options granted is the closing stock price on the day of the grant.

(3)	The values of the stock and option awards are based on the fair value as of the grant date of the award determined pursuant to FAS 123R. The exercise price for the options awarded to the NEOs have not been deducted from the amounts indicated. Regardless of the value placed on a stock option as of the grant date, the actual value of the option will depend on the market value of the Company’s common stock on such date in the future when the option is exercised. The proceeds to be paid to the NEOs following any such exercise will not include the option exercise price.

OUTSTANDING EQUITY AWARDS AT YEAR-END

								Stock Awards
											Equity
	Option Awards									Equity	Incentive
					Equity					Incentive	Plan Awards:
					Incentive					Plan Awards:	Market or
					Plan Awards:				Market	Number of	Payout Value
	Number of		Number of		Number of			Number	Value of	Unearned	of Unearned
	Securities		Securities		Securities			of Shares	Shares of	Shares,	Shares,
	Underlying		Underlying		Underlying			or Units	Units of	Units or	Units or
	Unexercised		Unexercised		Unexercised	Option		of Stock	Stock	Other Rights	Other Rights
	Options		Options		Unearned	Exercise	Option	That Have	That Have	That Have	That Have
	(#)		(#)		Options	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)(1)	($)(2)	(#)	($)

Philip H. Trenary	—		—		—	—	—	52,813	889,899	—	—
	262,700	(3)	—		—	14.00	11/25/2013	—	—	—	—
	—		96,799	(4)	—	6.47	1/05/2016	—	—	—	—
Douglas W. Shockey	—		—		—	—	—	21,459	361,584	—	—
	131,350	(3)	—		—	14.00	11/25/2013	—	—	—	—
	—		39,331	(4)	—	6.47	1/05/2016	—	—	—	—
Peter D. Hunt	—		—		—	—	—	19,706	332,046	—	—
	—		36,119	(4)	—	6.47	1/05/2016	—	—	—	—
Clive A. Seal	—		—		—	—	—	10,000	168,500	—	—
	—		18,000	(4)	—	6.47	1/05/2016	—	—	—	—
Barry G. Baker	—		—		—	—	—	5,000	84,250	—	—
	36,500	(3)	—		—	14.00	11/25/2013	—	—	—	—
	—		9,500	(4)	—	6.47	1/05/2016	—	—	—	—

(1)	These shares were granted on January 5, 2006 and will vest in one-third increments over three years.

(2)	Market value was calculated using $16.85, the closing price of the Company’s common stock as reported on NASDAQ on December 29, 2006 (the last trading date of the year).

(3)	These options were granted on November 25, 2003 and are fully vested.

(4)	These options were granted on January 5, 2006 and vest in one-third increments over three years.

COMPENSATION OF DIRECTORS

Each director who is not a salaried officer or employee of the Company receives:

•	an annual retainer fee of $25,000;

•	an annual equity-based grant with an approximate value of $35,000 on the date of grant, in a mix of 50/50 restricted stock and stock options (based on value), with the restricted stock and the options vesting in one-third increments over three years and the options having a 10-year term to exercise;

•	a meeting attendance fee of $1,500 per meeting of the Board of Directors, the Compensation Committee, the Nominating Committee and the Finance Committee;

•	a meeting attendance fee of $2,500 per meeting of the Audit Committee; and

•	reimbursement of all out-of-pocket expenses incurred in performance of the director’s duties.

Directors receive an amount equal to half of the meeting attendance fee for all telephonic Board of Directors and committee meetings. The Chairman of the Company’s Board of Directors receives an additional $50,000 annual retainer fee, the Chairman of the Audit Committee is paid an additional $20,000, and the Chairman of the Compensation Committee and the Chairman of the Nominating Committee are each paid an additional $10,000.

In addition, each independent director receives flight benefits on Pinnacle Airlines, Inc., Northwest and Mesaba Aviation, Inc. flights. These benefits permit positive space travel by the director and the director’s family. Such flight benefits for personal travel represent taxable income for each director at a value determined by the Company in accordance with industry standards. Our Airlines Services Agreement with Northwest provides for this benefit at no incremental cost to the Company.

The following table sets forth summary information concerning the compensation during the year ended December 31, 2006 for each of the independent directors:

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(2)	($)(3)	($)	($)	($)(4)	($)

Donald J. Breeding	77,000	5,754	5,754	—	—	—	88,508
Stephen E. Gorman	112,500	5,754	5,754	—	—	—	124,008
Ian Massey(1)	63,320	—	—	—	—	—	63,320
James E. McGehee, Jr.	62,500	5,754	5,754	—	—	—	74,008
Thomas S. Schreier, Jr.	71,000	5,754	5,754	—	—	—	82,508
R. Philip Shannon	82,750	5,754	5,754	—	—	—	94,258
Nicholas R. Tomassetti	71,000	5,754	5,754	—	—	—	82,508

(1)	Mr. Massey joined the Board of Directors effective January 26, 2006 and therefore was not included in the 2006 equity-based grants, which occurred on January 5, 2006.

(2)	Amounts shown do not reflect compensation actually received by the Director. Instead, the amounts shown are the compensation costs recognized by the Company in 2006 as determined in accordance with FAS 123R. The assumptions used in determining these amounts are discussed in Note 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006. Each director received an award of 2,705 shares of restricted stock on January 5, 2006 with a grant date fair value of $6.47 per share of restricted stock. This stock will vest in one-third increments over three years.

(3)	Amounts shown do not reflect compensation actually received by the Director. Instead, the amounts shown are the compensation costs recognized by the Company in 2006 as determined in accordance with FAS 123R. The assumptions used in determining these amounts are discussed in Note 15 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006. Each director received an award of 4,958 stock options on January 5, 2006 with an exercise price of $6.47 and a grant date fair value of $3.53 per share of stock underlying the option. This option will vest in one-third increments over three years.

(4)	During 2006, the amount of perquisites did not exceed $10,000 in the aggregate for each of the independent directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of filings with the SEC and written representations that no other reports were required, the Company believes that all of the Company’s directors and executive officers complied during fiscal year 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, pursuant to the Audit Committee Charter, is authorized to review and approve or disapprove, in its sole discretion, in advance, any proposed related-party transaction, within the meaning of Nasdaq listing standards and rules and regulations promulgated by the Commission. Under the Audit Committee policies, transactions involving amounts in excess of $120,000 in which a related person has a direct or indirect material interest are subject to review and approval or disapproval. The Audit Committee will approve such a transaction only if it determines that the transaction is in the best interest of the Company.

In considering a related party transaction, the Audit Committee will consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company.

The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction. Management or the affected director or executive officer is to bring the matter to the attention of the Audit Committee. If a member of the Audit Committee is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

Northwest is a related party of the Company. The Company generates the majority of its revenue from its Airline Services Agreement (“ASA”) with Northwest under which the Company uses the “NW” two-letter designator code in displaying its schedules on all flights in the automated airline reservation systems used throughout the industry. Northwest is the owner of 2,492,060 shares of the Company’s Common Stock and the one outstanding share of the Company’s Series A Preferred Stock, which the Company has agreed to purchase from Northwest as noted in the earlier discussion of outstanding shares and voting rights.

As discussed more fully in the Company’s Annual Report on Form 10-K, the Company and Northwest have entered into an Amended ASA effective January 1, 2007. The Amended ASA provides, among other things, that the Company will retain its current operating fleet of 124 CRJs and that the 15 aircraft previously removed from its fleet will be returned to the Company in the first quarter of 2007. Two additional CRJs will be delivered to the Company by the end of 2007, increasing its fleet to 141 CRJs by December 31, 2007. The Amended ASA also removes most restrictions preventing Pinnacle or our other operating subsidiaries from providing regional airline services to other major airlines, with the exception of operating flights into or out of Northwest’s hub cities of Minneapolis/St. Paul, Detroit, and Memphis. Pinnacle may also operate aircraft with seating capacities of up to 76 seats, or such other size that does not cause Northwest to violate its collective bargaining agreement with its pilots union.

For the years ending December 31, 2006, 2005 and 2004, the Company recorded revenue of approximately $1,901,000, $3,915,000, and $2,111,000 respectively, for providing ground handling services to Mesaba Aviation, Inc (“Mesaba”), another regional carrier operating as Northwest Airlink. Certain amounts earned by the Company in providing these services are paid by Northwest. Of the amounts noted above for the years ending December 31, 2006, 2005 and 2004, approximately $595,000, $2,230,000, and $950,000, respectively, were paid by Northwest. The Company also obtains ground handling and landing fee services from Mesaba at certain cities where Mesaba has existing operations. Ground handling services obtained from Mesaba for the years ended December 31, 2006, 2005 and 2004 totaled $17,126,000, $16,878,000, and $15,621,000, respectively.

The following is a summary of other amounts related to Northwest during the past three years (in thousands):

	Years Ended December 31,
	2006	2005	2004

Revenue:
Regional airline services revenue	$816,787	$833,125	$631,504
Other revenue	5,254	5,873	2,380
Expenses:
Aircraft fuel	109,230	111,993	83,061
Aircraft rentals	264,124	277,914	209,047
Other rentals and landing fees	10,500	11,250	11,250
Ground handling services	65,345	66,671	46,112
Other	4,954	2,623	394
Provision for (decreases) increases in losses associated with the Northwest bankruptcy filing	(44,336)	51,523	—
Interest expense	—	463	4,765

Net amounts due from Northwest as of December 31, 2006 and 2005 were $100,062,000 and $28,630,000, respectively, and are included in receivables in the Company’s consolidated balance sheets. Net amounts due to Northwest as of December 31, 2006 and 2005 were $3,170,000 and $4,266,000, respectively, and are included in accounts payable and accrued expenses in the Company’s consolidated balance sheets.

Beneficial Ownership by Certain Persons

The following table sets forth, as of March 22, 2007, information with respect to persons owning beneficially (to our knowledge) more than five percent of our Common Stock:

Name and Address of
Beneficial Holder	Number of Shares	Percent of Class(1)

Northwest Airlines Corporation	2,492,060	11.4	%(2)
2700 Lone Oak Parkway Eagan, MN 55121
Monish Pabrai	2,094,002	9.45	%(3)
114 Pacifica Suite 240 Irvine, CA 92618

(1)	Based on 22,156,896 shares of Common Stock outstanding on March 22, 2007.

(2)	This information is based on a Schedule 13G filed on February 12, 2004 by Northwest Airlines Corporation, which reported that as of December 31, 2003, it had sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 2,492,060 shares. It reported no shared voting power or shared dispositive power over such shares. In addition, Northwest owns the one share of the Company’s Series A Preferred Stock. As previously discussed, the Company entered into a Stock Purchase Agreement pursuant to which it will purchase its Class A Preferred Share currently held by Northwest on January 2, 2008 for a purchase price of $20 million.

(3)	Under SEC beneficial ownership rules, Mohnish Pabrai and Dalal Street, LLC, referred to as Dalal, are each deemed to beneficially own in the aggregate the same shares of common stock as described further in this footnote. The information in this table relating to Dalal and Mr. Pabrai is based on a Schedule 13G/A filed with the SEC on February 14, 2007 with respect to the Company on behalf of The Pabrai Investment Fund 2 L.P., referred to as PIF2, Pabrai Investment Fund 3, Ltd., referred to as PIF3, The Pabrai Investment Fund IV, L.P., referred to as PIF4, Dalal, Harina Kapoor, Mr. Pabrai’s spouse, and Mr. Pabrai. Dalal is the general partner and investment manager of PIF2, PIF3 and PIF4. Mr. Pabrai is the managing member of Dalal. Because of the relationships among these persons, they may be deemed to constitute a “group” under SEC beneficial ownership rules and as such, each member of the group would be deemed to beneficially own, in the aggregate, all of the shares of common stock held by each of the other members of the group. Each of these persons disclaims membership in a group and disclaims beneficial ownership of any of the shares of common stock except that PIF2 claims beneficial ownership of 734,000 shares, PIF3 claims beneficial ownership of 903,000 shares, PIF4 claims beneficial ownership of 438,000 shares and Ms. Kapoor claims beneficial ownership with respect to 15,002 shares. Dalal and Mr. Pabrai disclaim beneficial ownership of any of the shares of common stock except to the extent of their pecuniary interest therein, if any.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of March 22, 2007, the number of shares of Common Stock beneficially owned by each of the Company’s current directors and nominees, the NEOs, and all executive officers and directors as a group.

	Amount and Nature of
Name of Beneficial Holder	Beneficial Ownership	Percent of Class(1)

Named Executive Officers:
Philip H. Trenary(2)	387,753	1.8%
Douglas W. Shockey(3)	188,525	*
Peter D. Hunt(4)	44,431	*
Clive A. Seal(5)	19,607	*
Barry G. Baker(6)	53,313	*
Directors:
Donald J. Breeding(7)	25,402	*
Stephen E. Gorman(8)	28,302	*
Ian Massey	1,044	*
James E. McGehee, Jr.(9)	82,252	*
Thomas S. Schreier, Jr.(10)	35,802	*
R. Philip Shannon(11)	30,452	*
Nicholas R. Tomassetti(7)	26,402	*
All executive officers and directors as a group (17 persons)(12)	983,170	4.4%

*	Indicates ownership of less than one percent of the outstanding shares of Common Stock of the Company.

(1)	Based on 22,156,896 shares of Common Stock outstanding on March 22, 2007.

(2)	Includes 1,400 shares held in trust for Mr. Trenary’s wife and 294,966 shares issuable upon exercise of options.

(3)	Includes 144,460 shares issuable upon exercise of options.

(4)	Includes 12,040 shares issuable upon exercise of options.

(5)	Includes 6,000 shares issuable upon exercise of options.

(6)	Includes 39,667 shares issuable upon exercise of options.

(7)	Includes 19,853 shares issuable upon exercise of options.

(8)	Includes 22,753 shares issuable upon exercise of options

(9)	Includes 5,253 shares issuable upon exercise of options

(10)	Includes 4,500 shares held by Mr. Schreier’s children and 22,753 shares issuable upon exercise of options.

(11)	Includes 550 shares held by Mr. Shannon’s wife and 22,753 shares issuable upon exercise of options.

(12)	Includes 650,932 shares issuable upon exercise of options.

2008 Annual Meeting

Any stockholder who wants to present a proposal at the 2008 Annual Meeting of Stockholders and to have that proposal set forth in the Proxy Statement and form of proxy mailed in conjunction with that annual meeting must submit that proposal in writing to the Secretary of the Company, and it must be received by the Secretary of the Company at our principal executive offices by December 10, 2007 to be considered for inclusion. The Company’s bylaws require that for nominations of persons for election to the Board of Directors or the proposal of business not included in the Company’s notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2008 Annual Meeting of Stockholders, that notice must be delivered to the Secretary of the Company at our principal executive offices not less than 45 days and not more than 75 days prior to May 9, 2008. However, if the 2008 Annual Meeting of Stockholders is advanced by more than 30 days, or delayed by more than 30 days, from May 9, 2008, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2008 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2008 annual meeting is first made. The stockholder’s notice must contain and be accompanied by certain information as specified in the bylaws. The Company recommends that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Company’s bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE ENCLOSED INSTRUCTIONS AND VOTE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including exhibits, is available on the Company’s website at www.pncl.com. The Company will furnish a copy of the 10-K to interested security holders without charge, upon written request. The Company will also furnish any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the Company’s Secretary at the Company’s headquarters at 1689 Nonconnah Blvd., Suite 111, Memphis, TN 38132.

Pinnacle Airlines Corp. C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Stephen E. Gorman 02 — Thomas S. Schreier, Jr. 03 - Nicholas R. Tomassetti For Against Abstain 2. Ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as principal independent auditors for 2007. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 3 1 A V 0 1 3 2 2 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + STOCK# 00PLVA

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Pinnacle Airlines Corp. Meeting Details 1689 Nonconnah Blvd., Suite 111, Memphis, TN 38132 Proxy Solicited by Board of Directors for Annual Meeting — May 9, 2007 Donald J. Breeding and Ian Massey, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Pinnacle Airlines Corp. to be held on May 9, 2007 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Director nominees named in proposal 1 and FOR proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be voted on reverse side.)